Exhibit 99.2

C O R P O R A T E   P A R T I C I P A N T S

Gerald Vento, Chief Executive Officer and President

Jose Gordo, Chief Financial Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Greg Burns, Sidoti & Co.  LLC

Ray McDonough, Oppenheimer & Co

Whitney Tilson, Kase Capital Management

P R E S E N T A T I O N

Operator:

Good day, and welcome to the magicJack VocalTec Second Quarter 2015 Financial Results Conference Call.  Today's conference is being recorded.  Joining us today on the call are Gerald Vento, President and Chief Executive Officer; and Mr. Jose Gordo, Chief Financial Officer.

At this time, I would like to turn the call over to Mr. Jose Gordo.  Please go ahead, sir.

Jose Gordo:

Thank you, Operator.  Good afternoon, and welcome to the magicJack Second Quarter 2015 Earnings Call.  I’m Jose Gordo, CFO.  With me on the call today is Gerald Vento, President and CEO.

During the call, we will make statements related to our business that may be considered forward-looking in nature under federal securities laws.  These statements reflect our current views regarding the future only as of today and should not be reflected upon as representing our views as of any subsequent date.  These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations.  For a discussion of the material risks and other important factors that could affect our actual results, please refer to our Annual Report on Form 10-K, which was filed with the SEC on March 16, 2014.

Also during the course of today's call, we will refer to certain non-GAAP financial measures.  There is a reconciliation schedule showing GAAP versus non-GAAP results currently available in our press release issued after the close of the market today, which is located on our website at www.vocaltec.com.

With that, I will turn the call over to Jerry.

Gerald Vento:

Thank you, Jose.  Good afternoon, everyone.  Turning to our financial results and significant events for the quarter.  Revenue for the quarter was $25.4 million, which was in line with our budget.  Our renewal revenue was $16.5 million, representing 65% of our revenue base.

Device activations were 150,000 for the quarter and we had Adjusted EBITDA of $10.1 million for the quarter, which was a 26% increase from the last quarter.  We continue to grow our strong balance sheet with $82.3 million in cash and no debt.  We ended the quarter with 2.62 million device subscribers.  Churn was 2.8% compared to 3.1% last quarter.

As we highlighted on the Q1 call, we’re focused on four specific areas to drive shareholder value: optimizing cash flows on the core magicJack device business; generating revenue by selling subscriptions to our app users; increasing revenue growth through opportunities in international and enterprise; and utilizing our strong cash balance to enhance shareholder value.  We’re making progress in each of these four areas and they remain our focus over the second half of 2015.

I'd like to briefly review our progress to date in each of these areas.  In the six months ending June 30, we generated $13.7 million in cash flow from operations.  We are tightly managing our expenses to optimize cash flows generated from the core magicJack business.  The largest variable of expense control is our marketing spend on media.  As Investors know, we benefit from significant brand recognition and awareness built over the years and thus enables us to focus our media spend around targeted promotions and specific markets.

In Q2, we spent $1.2 million on media; this is down from Q1 when we spent slightly less than $2 million.  This resulted in a cost per gross activation of $8.02 as compared to $9.99 in Q1.  Churn was 2.8% for Q2, down from 3.1% in Q1.  This represents our lowest churn rate since Q1 2012.  As we discussed on our last call, we intend to flex our media spending around specific promotions for the acquisition of paid apps subscribers.  We intend to monitor and scale the media spend and add promotions around clear revenue metrics.

In addition to efficiently managing our media spend, we will also continue to optimize other areas of our cost structure to maximize cash flow from our core magicJack device business.  We intend to use the same discipline with respect to investments in growth initiatives.  Once we have proven the success in the business models we are pursuing, we can scale up quickly to accelerate the speed with which we grow that, and that's what we intend to do over the balance of this year.  We believe there remains opportunity to invest this cash in both organic and inorganic growth initiatives.

Now, turning to the app.  In Q2, we began to generate revenues from our app-only subscribers.  By app-only I mean subscribers who do not maintain an active magicJack device subscription and have historically used the app for outbound and inbound calling only.  Our app customers can now purchase a subscription for $1.99 per month or $14.99 per year that includes a dedicated US mobile number, unlimited calls to the US and Canada, Puerto Rico and the Virgin Islands and unlimited text messaging to and from any US carrier.  The paid app service is more than a ME2 app-to-app messaging service.  Our app can seamlessly communicate with all existing US mobile operator networks.  This offer represents a compelling value for our app paid subscribers.  With our app, our user anywhere in the world can turn any WiFi-enabled android or iOS device into a phone with unlimited talk and text without requiring a costly mobile contract; where they can add a second line to an existing mobile phone number for business or private use.

Today, we have a rich database to begin mining for paid app subscribers.  The database includes 25 million email addresses from people who have downloaded the free app calling over the years.  In addition, on average 18,000 people per day download the free WiFi calling app.  This existing base of customers and volume of daily activity has been fully organic.  As we have yet to spend marketing resources on promoting the app, we specifically chose to hold off on aggressive marketing of the app until we had both android and iOS versions available.  We will shortly begin our marketing campaign to drive paid app subscriptions.

Over the remainder of the year, we will implement a comprehensive digital marketing campaign including push notifications, broadcast text, e-mail lifecycle campaigns and retargeting app customers to drive upgrades to paid service.  Globally, we believe the opportunity for the app is large as we are now able to provide virtually any WiFi, 3G or LTE-enabled device with a US phone number, unlimited inbound and outbound calling and texting.  We are currently testing a range of international marketing initiatives to target and convert users in high value regions such as India and Mexico.  Today, we have the beginnings of revenue from the app subscriptions and in-app purchases of international prepaid minutes.  However, we have not included any revenue from the app subscription sales in our 2015 guidance.

Turning to growth initiatives.  Mexico remains our primary focus for international expansion.  We continue to work with Telefónica to offer our service to their customers in Mexico.  As we discussed on our last call, we’re working with a handful of retail and online relationships to sell the device.  In early Q4, we will be on the air in selective Mexican markets with an infomercial.  We remain conservative in allocating resources until we see further progress on the initiatives there.  Again we have not included revenue for Mexico in our 2015 guidance.

Now turning to enterprise.  As I mentioned on the previous call, we’re developing partner opportunities to explore entry into enterprise markets and leverage our existing switch and CLEC assets.  Today, I am pleased to announce that in Q2 we began offering dial tone services to enterprise markets on a trial basis.  These services involve combining telephony hardware and our low cost nationwide CLEC network to offer businesses, phone service at a disruptive price point.  We have established a strategic relationship with a premier partner that provides us with the potential to sell to facilities nationwide.  Early trials have proven that our service  is working well and saving each business location hundreds of dollar per month in telco charges.

A few key points regarding this new enterprise initiative.  The risk in pursuing this initiative is limited and the investment required is modest as we are leveraging our core Telephony Team, CLEC network and switching platform assets.  The opportunity is large with several thousand physical locations available to us to convert to magicJack business dial tone.  As with the app and international opportunities, we do not anticipate meaningful revenues in 2015 from enterprise, however, we are encouraged by the receptivity of our early trial customers.

Finally, we are early in the roll-out and for competitive reasons we will not release more detail at this time, but we expect to have more to discuss on the Q3 call.

Turning to our share buyback.  We firmly believe that the market has excessively discounted the value of our stock.  As we discussed on our last call, we intended to respond to the discount we saw in our stock in Q2 and we spent $5.2 million on share repurchases.  We will continue to look at both investments and growth initiatives and returning cash to Shareholders as we consider how best to deploy our growing cash reserves.  Our implementation of buyback is a strong signal that neither Management nor the Board are satisfied with the current depressed share price which we believe is significantly undervalued.

Now turning to our core magicJack business.  We recently launched the magicJackEXPRESS to attract the lower end of the market with a lower entry price point.  We have initially priced the EXPRESS at $39.95 which includes three months of service.  We’re pleased to announce that Walgreens has agreed to carry the EXPRESS in 2,007 of their locations.  We anticipate that the EXPRESS will be available in Walgreens stores early in Q4.

In summary, we are making progress toward the objectives that we have discussed.  We’re focused on managing our cash flows, cost effectively capitalizing on growth opportunities and utilizing our cash balance to enhance shareholder value.

With that, let me turn the call over to Jose.

Jose Gordo:

Thank you, Jerry.  Good afternoon, everyone.  Our second quarter financial performance was highlighted by lower customer churn, growth in EBITDA and stock repurchases.

Starting with the P&L for the quarter, we generated total GAAP net revenues of $25.4 million.  Revenues from magicJack device sales for the quarter were $4.2 million, an increase of 25% compared to the first quarter.  Renewal revenue for the quarter was $16.5 million which accounted for 65% of our overall revenue.

Network expense for the quarter was $3.8 million compared to $4.3 million from the prior quarter.  Total operating expenses decreased 11% from the prior quarter to $10.3 million, primarily due to a $917,000 decrease in marketing spend and a $389,000 decrease in G&A.

The decrease in marketing spend is largely attributable to a decrease in media spend, marketing personnel and other marketing projects compared to the first quarter.  As a result of these items, we decreased our cost per activations to $8.02 in Q2 versus $9.99 last quarter.  The decline in our cost per activation highlights the efficiencies we’re achieving with our media spend.

Turning to profitability, our GAAP operating income was $6.4 million, an increase of 45% compared to the prior quarter.  The difference is primarily attributable to decreased operating expenses of $1.3 million and decreased cost of revenues of $798,000.

Operating cash flow for the quarter was $6.1 million.

Turning to income taxes.  Our effective income tax rate for the second quarter was approximately negative 8.5% and our year-to-date effective tax rate is 23.6%.  Our income tax benefit for the quarter was $546,000 as compared to an income tax expense of $3.1 million for the last quarter.  The negative tax rate for the quarter was driven primarily by the impact of foreign currency fluctuations, reflecting a recovery of the value of the Israeli shekel versus the US dollar during the second quarter which favorably impacted the tax basis of our intercompany receivable with Israel and our Israeli NOLs.  A portion of the current quarter benefit reflects unrealized foreign currency losses that directly offset unrealized foreign currency related gains recorded in the first quarter.  Excluding the impact of foreign currency exchange rate and other discreet tax items, our effective income tax rate for the second quarter of 2015 would have been 31% and our year-to-date effective tax rate would have been 30.8%.

Our GAAP net income for the quarter was $7.0 million as compared to a net income of $1.3 million for the first quarter.  GAAP diluted earnings per share for the quarter was $0.39, based on 17.7 million weighted average diluted shares outstanding, as compared to GAAP diluted earnings per share of $0.07, based on 17.9 million weighted average diluted shares outstanding for the first quarter.

Turning to non-GAAP results, for the quarter, we reported Adjusted EBITDA of $10.1 million, a 26% increase from $8.0 million last quarter.  Non-GAAP net income for the quarter was $6.8 million, an increase of 20% as compared to the first quarter.  Non-GAAP earnings per share for the quarter was $0.38, based on 17.7 million weighted average diluted shares outstanding, as compared to $0.31, based on 17.9 million weighted average diluted shares outstanding for the first quarter.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial statement tables included in our earnings press release from earlier today and is available on our website.

Turning to our balance sheet.  As of June 30, we had cash and cash equivalents of $82.3 million and no debt as compared to cash and cash equivalents of $82.9 million as of the end of the first quarter.  Our deferred revenues decreased quarter-over-quarter to $108.6 million from $112.9 million.  We continue to generate solid operating cash flow.  Even in its gradual decline, our US core business remains a cash flow engine that gives us substantial flexibility to finance growth and enhance shareholder value.

As Jerry mentioned, we repurchased $5.2 million of stock during Q2.  Prior to the trading window closing for the quarter, we put a 10b5-1 plan in place to continue additional repurchases.  As of today, we have repurchased a total of 1.3 million shares for approximately $10 million during Q2 and Q3 combined at an average share price of $7.52 per share.  We have an additional $10 million of remaining capacity available under our previously announced $20 million share buyback program.  We believe our stock price is significantly undervalued and intend to evaluate further opportunities to enhance shareholder value.

Turning to our financial outlook for the year.  We are reiterating guidance from our last call.  We are projecting 2015 revenues in the range of $100 million, and we are projecting 2015 Adjusted EBITDA in the range of $28 million to $30 million.

With that, we would like to open the call for questions.

Operator:

Thank you.  If you would like to ask a question, please signal by pressing star, one on your telephone keypad.  If you are using a speakerphone, please make sure your mute function is turned off to allow your signal time to reach our equipment.  Once again, that is star, one to ask a question.  We will pause for just a moment to allow everyone the opportunity to signal for questions.

We’ll take our first question from Greg Burns with Sidoti & Co.

Greg Burns:

Good afternoon.  First I guess the question on the EBITDA guidance for the year.  Based on what you did for the first half that imply a little bit of a step down in the second half, so I guess I just wanted to better understand that and maybe how it relates to—how are you looking at marketing spending for the balance of the year because it sounds like between some of the digital spending for the app and maybe Mexico that we should assume marketing spending is going to increase.

Gerald Vento:

Let me—hi, Greg, this is Jerry.  Let me take the question on marketing spend first.  You saw the drop from Q1 to Q2.  The Management Team is really testing the efficacy of our spend, really on a weekly basis.  We envision a ramp in media spend in the second half of the year.  If you look at last year by way of contrast I think that the second half of the year was $8.5 million in media spend, the first half of this year was roughly $3.1 million.  We’re reserving flexibility.  We don't anticipate that we’re going to rise to the level of that spend that we had in the second half of last year.  But you’re right, we are now with feature parity on iOS and android, it really allows us to turn on the marketing hose and start to increase spending and targeting both the android and iOS platforms.  We’re going to be aggressive about acquiring paid app subscribers, keeping in mind though what I said in my tech portion of the transcript that we’re very focused on alignment of metrics in accordance with that spend.  So Jose, do you want to add anything?

Jose Gordo:

Yes.  I mean I think the only thing I'd add there is on your question on guidance.  We thought—we think the prudent thing to do given the fact that we want to have some flexibility to really push the app, we’re also going to be coming out with a new television commercial here shortly and we want to have some flexibility to promote that.  As Jerry said, I definitely think marketing spend will be higher in the second half than the $3.2 million that it was in the first half.  We just wanted to reserve some flexibility and that's why we didn't revisit the EBITDA guidance or change it.

Greg Burns:

Okay.  In terms of the app use, I don't think you gave an exact number of active app users this quarter.

Gerald Vento:

Greg, we’re going to a wait a bit.  We have very early progress.  Look, we’re very pleased with the fact that as I said we've got parity on iOS and android now.  We’re very pleased that we’ve got a database of roughly 25 million people to attempt conversion.  We’re also very happy that roughly 18,000 people a day are downloading the app for calling and we’ve got an opportunity to convert those folks to pay.  So the metrics that we’re going to start to look at what are we doing in terms of converting those free customers that have been on for quite some time on the free calling app, what are we doing with respect to the 18,000 downloads a day and what's the conversion rate on that universe of customers downloading.  Then what are we doing with respect to the large 25 million person database with respect to converting those.  That doesn't even get to the sort of the next half of what we plan to do which is targeting different segments, millennials, SPOs, international callers which there’s probably 67 or 68 million people a year that travel abroad, back to school and parents, cost conscious customers looking to get rid of their current carrier so even beyond working on the database to convert those to pay, we’re going to be working on starting to target different segments as well for app paid conversion.

Greg Burns:

Okay.  So I wasn't necessarily referring to how many use converted but we’re not giving the monthly unique users anymore.

Jose Gordo:

Yes.  No, Greg, that number is—that's what’s you’re asking, that number is 2.4 million.  It’s just I think what Jerry's saying I think going forward we’ll probably continue to disclose it but we see it as less relevant because what matters to us now is the way the service has changed and the apps changes, how many folks are we converting to pay.  But the number apples-to-apples that you’ve been seeing and that we’ve been disclosing is 2.4 million.

Greg Burns:

Okay, got you.  Okay and then lastly I just have a couple on Mexico.  What is I guess—have you come to an agreement with Telefónica Mexico yet?  Then I guess behind that what is the strategy in Mexico in terms of the devices?  Like how are you positioning this service, is it just an international calling service or is there a domestic component to this if you get a magicJack going in Mexico?  Lastly, I saw in the magicJack Mexico website the landing page used to talk about magicJack America app now it’s I think more device-centric.  Can you give us an update on kind of the magicJack America app and if that's still something you’re promoting in market?

Jose Gordo:

Yes.  So I’ll take those one at a time.  We do not have a signed agreement yet with Mexico.  We are in negotiations on that agreement and we hope to report progress here but because things have taken so long we’re being very cautious and as Jerry, I think made remarks on the last call, it’s obviously challenging to deal with an organization that large and the reason we’re still there and engaged is because if we can ever get passed where we are, we’re going to have an opportunity to market to their 22 million some-odd customers in Mexico.  But we do not have an agreement yet.  We are in active negotiations and should we be able to sign one, we’ll certainly disclose that.

On the device positioning, our strategy is to get, as Jerry said, to get it into the hands of these retailers, we are already live and on-line with a couple of the digital retailers.  Then we are currently working on an infomercial that's in production that we will look to launch so we get some on air presence because while we don't anticipate spending anywhere near the kind of money that we have here in the US to build the brand, we do have to find creative ways to let people know that the devices are there and on the shelf for people to go pick them up.

In terms of the scope of service it’s very similar to what we offer the GO as here.  It’s all the same features and functionalities, the same—same annual price structure and we may also offer the EXPRESS but it’s the GO essentially as it's offered here.  So there is no difference in the positioning, unlimited calling into the US, there’s no Mexico service that goes along with that at this time.

Then on your last question, we’ve essentially taken down the magicJack America app.  What happened is we trialed some things out.  I think as we remarked on prior calls we've realized that it was very hard for people to pay cash which is sort of the cultural norm in Mexico and in the meantime we got pretty excited about the—our regular magicJack app and the version that just came out with the text and features and we just thought we’d make that our global app and so we took down the magicJack America app and you’re able now to in Mexico to access the brand new magicJack app and so that's been our strategy there.

Greg Burns:

Okay, thank you.

Gerald Vento:

Thanks Greg.

Operator:

The next question comes from Ray McDonough with Oppenheimer.

Ray McDonough:

Hey, guys.  Thanks for taking my questions.  First on churn, it’s as low as it’s been in a while here under 3%.  Do you see that as sustainable going forward and do you have any internal targets of where you’d like that to see sort of by year end and into 2016?

Gerald Vento:

On the last call we speculated that we’d like to see it start with the two, so we’re in the twos now.  We worked hard on win back campaigns on renewals; you can see that reflected in the renewals revenue that we now report.  The initiatives that we started last year around the December timeframe of last year, re-engaging the customers 120, 90, 60, 30 and seven days out and we've been pretty consistent in driving that process.  We put in place some additional elements of care that I talked about before but I’m happy to just quickly repeat them.  That is single call resolution so that customer care is not kicking the can down the road and not satisfying customers.

Look, we have plenty of work to do to maintain a level of care that heretofore just hasn't been there on a consistent basis.  We still have problems admittedly in care and we are trying to get our arms around those and deal with those.  The fact that we've got churn under 3% this quarter is a good thing.  But it’s not that we are going to be able to stand on our laurels in that regard.  We’ve got plenty of work to do.  The fact though is I mean just straightway we have fewer calls to care right now.  So chat calls are down.  That is a reflection I think that the people are using chat in a way that satisfies them hopefully in their first or second call to chat.  Complaints to state regulatory agencies are down.  All of this is a mosaic that says we’re working really hard to keep our churn under control and we hope we can continue this trend.

Ray McDonough:

Great.  Then just on the small and mid-size business product, I know you were talking about it the last couple of quarters.  It seemed to be sort of side tracked or delayed here.  I’m not sure if the enterprise partnership that you talked about a little bit is a similar product launch but do you see an opportunity still to attract the small and mid-size business.

Jose Gordo:

I’d say with this, what we’ve discussed today, Ray, is our first kind of entry into that.  It’s not exactly a Soho, actually it’s not related but it is definitely a way to go after small and medium size businesses and we’ll definitely look forward to providing more detail and getting into the specifics on future calls.  So, no, it’s not a Soho offer as we’ve discussed previously.  We are still exploring that, but in our view it’s potentially and even just as interesting or a more interesting way for us to leverage our assets, our network assets and our cash and our telephony competency in the business space.

Ray McDonough:

Okay, great.  Then I was just wondering with magicJackEXPRESS now launched what your average pricing may be now that you have different tiers?  Then if there’s been any change in terms of the mix of direct versus indirect sales?  If there’s more partners in terms of the retail space.  I know you just had a Walgreens you mentioned in Q4 that they’ll be carrying the product.  Do you see other retail partners that you might be actively talking to to get that product on in their shelves?

Gerald Vento:

I'll take the first part and Jose you can fill in.  So we mentioned Walgreens, we’re working with another national retailer right now.  Hope to have more to say on that in the coming months.  We’re also launching on target.com where our name is on dotcom.  So we—early on we envisaged that the EXPRESS would be launched primarily on dotcom.  We’re happy that the lower price point gives us an opportunity to access the drug store vertical and Walgreens is the first foray in there.  Hopefully we'll have more to say on incremental distribution within the next few months.

Jose Gordo:

Yes.  There’s no—it’s a little early, Ray, honestly, but right now the price is $39.95 to the consumer.  There isn't a whole lot of difference in the margins that we’re sharing with the retailers.  Obviously in terms of absolute dollars it’s lower for us and them because it’s lower price point.

Then in terms of the mix, I think that it’s too early to see how the mix will happen between direct and retail.  We primarily started to give Amazon and other retailers a lower price point product, so we certainly expect it to still be majority retail but I think it is early to sort of define the split yet.

Ray McDonough:

Okay.  Just one last one that I had here.  Do you have any internal targets for what the attach rate might be on the app and do you view it now in terms of the first half ‘15 as more of a way to stem churn and do you think you can see some monetization towards the back half of the year?  I mean do you see 4Q as some incremental monetization in the app?

Gerald Vento:

Look, it’s very early in the process, Ray.  I think I tried to outline what I believe were the key metrics that we’re going to start to track on a day-to-day basis.  That is what percentage of those 18,000 downloads can we convert.  The early learnings and very, very early learnings are encouraging.  All of the push notifications and broadcast text we’re just about ready to launch.  So we’re going to have more to say about that in the next call.  We’re extremely early in this process but encouraged by the opportunity that we have with respect to our own database that we can start to market to.

Okay, great.  Thanks for taking the questions.

Gerald Vento:

Thanks.

Operator:

Next question comes from Whitney Tilson with Kase Capital.

Whitney Tilson:

Hi, gentlemen.  Thanks for taking my call.  Just a quick comment on the app users. I hope going forward now that you’re going to try to monetize them.  Do you plan to disclose paid app users and revenue from that going forward?

Jose Gordo:

Whitney, Jose, yes, we do at some point.  It’s early but we absolutely do.  Just going back to maybe a little of the last question, what we can say is that it’s again very, very early, so with that caveat we did have internal conversion projections and we’re seeing conversions at a rate above our initial projections.  So we take that with a huge grain of salt because we haven't really marketed the app and so it’s early.  But we plan to disclose those kinds of metrics.  We’re trying to circle around the right ones but clearly the core metrics of how many subscribers we have we certainly will disclose in future.

Whitney Tilson:

Right.  I don't want you to disclosing obviously information that will help competitors or anything but obviously this is an area I think has high potential virtually 100% incremental margins on any you revenue generate here, and so I am sure I speak for a lot of Shareholders when I say, you know, we’d love to actually see the data and be able to track it over time because it’s something that could be very valuable.

Jose Gordo:

We agree with you, Whitney.

Whitney Tilson:

Great.  My second question or a few questions I guess relate to share repurchases.  I'll say off the bat I’m delighted to see this, that you’ve initiated this and how much you’ve done already.  Can you share, and again I don't want you to give any information that's going to allow day traders and bots to front-run your share repurchasing, I want you to be able to repurchase it as low a price as possible, but with that in mind, is there any information you can share about the 10b5-1 plan you’ve implemented?  Is it open ended?  Is there a number of a shares or a dollar amount you’re targeting or is there a price cap on it, that kind of a thing?

Jose Gordo:

Whitney, that plan has just now ended.  We capped it at $10 million and we just finished it really today.  So it did have a number of parameters to protect our purchasing activity including price limitations.  Now the window will open in a couple of days here and we’ll continue to assess market conditions.  We've said before we’re prepared to be aggressive, we’re very aggressive as you’ve seen in the last 90 days here and we’ve bought half the authorized plan.  So we’re going to continue to assess opportunities and be strategic about further buybacks but we have a lot of flexibility starting this week, you know, later in the week.

Whitney Tilson:

Okay.  Well let me just run you through some back of the envelop math and I’d love to hear your reaction to it.  With the stock at $8.25 after hours and the shares you’ve repurchased since the end of the quarter, so let's call it 17 million shares $8.25, so you’ve got $140 million market cap on the open tomorrow.  I again back out $5 million of share repurchases since the end of the quarter but there’s five weeks have gone by, you probably generated a couple of million of free cash flow.  So call it $80 million in net cash, $140 million market cap.  So you’ve got an enterprise value of $60 million tomorrow morning.  So your stock is trading in two times Adjusted EBITDA and we now have pretty good confidence that number is good for the year.  I think the market was skeptical of it but you’ve now reported two very strong quarters, you’re ahead of your—where you’re tracking to your guidance I guess.  So two times Adjusted EBITDA less than three times free cash flow, so even with the stock if it—where it’s trading after hours is where it opens tomorrow.  Your stock is insanely cheap.  So I guess my personal preference would be to announce a $40 million Dutch tender up to $10 a share and see if you can retire 4 million shares very quickly but I don't think I’m going to win that argument.  I've made that suggestion in the past to you.

So I said okay, well what if you just continue the share repurchase pace of the past five weeks where you’ve repurchased since the end of the quarter 655,000 shares, and I don't know whether you’re repurchasing every day during that period but works out to about 130,000 shares a week, and if you just continued at that pace over the next year and said you’re willing—you don't want to go below $40 million of net cash, assume free cash flow generation continues at a current rate.  My back of the envelope indicates you could retire about 6 million shares or about 35% of your shares outstanding over the next year.  Obviously that would be hugely accretive to your Shareholders to retire more than a third of your shares in the next 12 months.  You’d still be left with $40 million of net cash again with back of the envelope here.  So that's what I would—and if you’re not going to do a Dutch tender and try and retire a ton of stock immediately just keep doing the same pace as what you’ve been doing would be sort of my second suggestion.  So here I’ll end the ramble, and I would love to hear your reactions to my thinking.

Jose Gordo:

Well, first agree with all that math.  I think we and the Board are very engaged on this subject as you can imagine.  We've had yourself and other Shareholders advocate for being aggressive on capital allocation strategies including the buyback.  So we started it strong, we believe, and we have plenty of flexibility to keep going.  So I mean without sort of telegraphing our moves I think we always want to reserve some level of flexibility because we are looking at a number of initiatives and we do certainly want to return the Company to growth.  Our balance sheet is a major asset in doing that.  But that said, I guess we hear you.  Whether we’d be that aggressive I really—I just—it’s probably not right for me to respond to that or commit to that.  But I think we've started in a major way here.

Whitney Tilson:

Okay.  Well I was very pleasantly surprised to see what you’ve done so far in the share repurchases and I agree with you.  I don't want you to tell me or publicly tell any Shareholders that you’re continuing to buy back stock aggressively.  I want you to do it quietly so that you can buy as many shares back at as low a price as possible.  I just hope to be pleasantly surprised in future quarters.  So that's all I have, and thank you.

Whitney Tilson:

Thank you.

Greg Burns:

Thank you Whitney.

Operator:

We next move to Greg Burns with Sidoti & Co.

Greg Burns:

Hi.  I just had a follow up question on the access revenue was down sequentially probably for the first time it’s been that way in probably over two years.  Could you just maybe give an outlook on how we should think about that trending going forward.  Maybe it’s a function of the number of devices that are coming off once you switch the annual kind of subscription with the GO but any kind of color on that—trajectory that line item would be helpful.

Jose Gordo:

I wouldn't—probably wouldn't want to go past this year but you’d probably see a slight decline, say slight for the next—the balance of the year, the next couple of quarters, Greg.

Greg Burns:

Okay.  In terms of the  target market for the app, could you just maybe—where you’re going to be focusing your marketing dollars, is it on international travelers?  Is it in international markets where people might want to call back to the US?  Where do you think is like maybe the one or two kind of prime market segments for the app?

Gerald Vento:

So you’re right.  We think international callers/travelers is one of those segments.  It’s probably as I mentioned 60 plus million people a year traveling outside the US and Canada.  Take the magicJack on one of those trips you’re going to pay for it.  Millennials we’re seeing a younger demographic with respect to the app subscribers that are converting from free to pay, which is a great thing, SPO, back to school/parents and we’re seeing at least getting some feedback from folks that we should put more and more attention on these cost conscious consumers that are looking to get rid of their mobile carrier. So those are the large segments, Greg, that we’re going to be focusing on and targeting.

Greg Burns:

Okay.  Thank you.

Operator:

Ladies and gentlemen, that does conclude today's question-and-answer session.  We do thank you for your participation in today's conference.  You may now disconnect.  Have a great rest of your day.